CERTIFICATE OF DESIGNATION
                     OF THE RIGHTS, PREFERENCES, PRIVILEGES
                    AND RESTRICTIONS, WHICH HAVE NOT BEEN SET
                    FORTH IN THE CERTIFICATE OF INCORPORATION
                          OR IN ANY AMENDMENT THERETO,
                                     OF THE
                      SERIES B CONVERTIBLE PREFERRED STOCK
                                       OF
                       AMERICAN RESIDENTIAL FUNDING, INC.

      The undersigned, Vincent Rinehart, does hereby certify that:

      A. He is the duly elected and acting Chief Executive Officer of American Residential Funding, Inc., a Nevada corporation (the "Company").

      B. Pursuant to the Unanimous Written Consent of the Board of Directors of the Company dated November 18, 2004, the Board of Directors duly adopted the following resolutions:

      WHEREAS, the Certificate of Incorporation of the Company authorizes a class of stock designated as Preferred Stock, with a par value of $0.001 per share (the "Preferred Class"), comprising fifty million (50,000,000) shares and provides that the Board of Directors of the Company may fix the terms, including any dividend rights, dividend rates, conversion rights, voting rights, rights and terms of any redemption, redemption, redemption price or prices, and liquidation preferences, if any, of the Preferred Class;

      WHEREAS, as of the date of this Certificate of Designation, the Company has authorized and issued a total of 1,250,000 shares of stock from the Preferred Class, all of which are designated as Series A Preferred Stock;

      WHEREAS, the Board of Directors believes it in the best interests of the Company to create a series of preferred stock consisting of 1,000,000 shares and designated as the "Series B Convertible Preferred Stock" having certain rights, preferences, privileges, restrictions and other matters relating to the Series B Convertible Preferred Stock.

      NOW, THEREFORE, BE IT RESOLVED, that the Board of Directors does hereby fix and determine the rights, preferences, privileges, restrictions and other matters relating do the Series B Convertible Preferred Stock as follows:

      1. Definitions. For purposes of this Certificate of Designation, the following definitions shall apply:

            1.1 "Board" shall mean the Board of Directors of the Company.


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            1.2 "Company" shall mean American Residential Funding, Inc., a
Nevada corporation.

            1.3 "Common Stock" shall mean the Common Stock, $0.001 par value per share, of the Company.

            1.4 "Common Stock Dividend" shall mean a stock dividend declared and paid on the Common Stock that is payable in shares of Common Stock.

            1.5 "Distribution" shall mean the transfer of cash or property by the Company to one or more of its stockholders without consideration, whether by dividend or otherwise (except a dividend in shares of Company's stock).

            1.6 "Original Issue Date" shall mean the date on which the first share of Series B Convertible Preferred Stock is issued by the Company.

            1.7 "Original Issue Price" shall mean $1.00 per share for the Series B Convertible Preferred Stock..

            1.8 "Series B Convertible Preferred Stock" shall mean the Series B Convertible Preferred Stock, $0.001 par value per share, of the Company.

            1.9 "Subsidiary" shall mean any corporation or limited liability company of which at least fifty percent (50%) of the outstanding voting stock or membership interests, as the case may be, is at the time owned directly or indirectly by the Company or by one or more of such subsidiary corporations:

      2. Dividend Rights.

            2.1 In each calendar year, the holders of the then outstanding Series B Convertible Preferred Stock shall be entitled to receive, when, as and if declared by the Board, out of any funds and assets of the Company legally available therefore, noncumulative dividends in an amount equal to any dividends or other Distribution on the Common Stock in such calendar year (other than a Common Stock Dividend). No dividends (other than a Common Stock Dividend) shall be paid, and no Distribution shall be made, with respect to the Common Stock unless dividends in such amount shall have been paid or declared and set apart for payment to the holders of the Series B Convertible Preferred Stock simultaneously. Dividends on the Series B Convertible Preferred Stock shall not be mandatory or cumulative, and no rights or interest shall accrue to the holders of the Series B Convertible Preferred Stock by reason of the fact that the Company shall fail to declare or pay dividends on the Series B Convertible Preferred Stock, except for such rights or interest that may arise as a result of the Company paying a dividend or making a Distribution on the Common Stock in violation of the terms of this Section 2.


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

            2.2 Participation Rights. Dividends shall be declared pro rata on the Common Stock and the Series B Convertible Preferred Stock on a pari passu basis according to the number of shares of Common Stock held by such holders, where each holder of shares of Series B Preferred Stock is to be treated for this purpose as holding the number of shares of Common Stock to which the holders thereof would be entitled if they converted their shares of Series B Convertible Preferred Stock at the time of such dividend in accordance with
Section 4 hereof.

            2.3 Non-Cash Dividends. Whenever a dividend or Distribution provided for in this Section 2 shall be payable in property other than cash (other than a Common Stock Dividend), the value of such dividend or Distribution shall be deemed to be the fair market value of such property as determined in good faith by the Board.

      3. Liquidation Rights. In the event of any liquidation, dissolution or winding up of the Company; whether voluntary or involuntary, the funds and assets of the Company that may be legally distributed to the Company's shareholders (the "Available Funds and Assets") shall be distributed to shareholders in the following manner:

            3.1 Series B Convertible Preferred Stock. The holders of each share of Series B Preferred Stock then outstanding shall be entitled to be paid, out of the Available Funds and Assets, and prior and in preference to any payment or distribution (or any setting apart of any payment or distribution) of any Available Funds and Assets on any shares of Common Stock or subsequent series of preferred stock (the Company currently has outstanding a Series A Convertible Preferred Stock with liquidation rights that come before the Series B Convertible Preferred Stock), an amount per share equal to the Original Issue Price of the Series B Convertible Preferred Stock plus all declared but unpaid dividends on the Series B Convertible Preferred Stock. If upon any liquidation, dissolution or winding up of the Company, the Available Funds and Assets shall be insufficient to permit the payment to holders of the Series B Convertible Preferred Stock of their full preferential amount as described in this subsection, then all of the remaining Available Funds and Assets shall be distributed among the holders of the then outstanding Series B Convertible Preferred Stock pro rata, according to the number of outstanding shares of Series B Convertible Preferred Stock held by each holder thereof.

            3.2 Participation Rights. If there are any Available Funds and Assets remaining after the payment or distribution (or the setting aside for payment or distribution) to the holders of the Series B Convertible Preferred Stock of their full preferential amounts described above in this Section 3, then all such remaining Available Funds and Assets shall be distributed among the holders of the then outstanding Common Stock and Preferred Stock pro rata according to the number and preferences of the shares of Common Stock and Preferred Stock (as converted to Common Stock) held by such holders.

            3.3 Merger or Sale of Assets. A reorganization or any other consolidation or merger of the Corporation with or into any other corporation, or any other sale of all or substantially all of the assets of the Corporation, shall not be deemed to be a liquidation, dissolution or winding up of the Corporation within the meaning of this Section 3, and the Series B Convertible Preferred Stock shall be entitled only to (i) the right provided in any agreement or plan governing the reorganization or other consolidation, merger or sale of assets transaction, (ii) the rights contained in the General Corporation Law of the State of Delaware and (iii) the rights contained in other Sections hereof.


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

            3.4 Non-Cash Consideration. If any assets of the Company distributed to shareholders in connection with any liquidation, dissolution or winding up of the Company are other than cash, then the value of such assets shall be their fair market value as determined by the Board, except that any securities to be distributed to shareholders in a liquidation, dissolution or winding up of the Company shall be valued as follows:

            (a) The method of valuation of securities not subject to investment letter or other similar restrictions on free marketability shall be as follows:

                  (i) if the securities are then traded on a national securities exchange or the Nasdaq National Market (or a similar national quotation system), then the value shall be deemed to be the average of the closing prices of the securities on such exchange or system over the 30-day period ending three (3) days prior to the distribution; and,

                  (ii) if actively traded over-the-counter, then the value shall be deemed to be the average of the closing bid prices over the 30-day period ending three (3) days prior to the distribution; and

                  (iii) if there is no active public market, then the value
                        shall be the fair market value thereof, as determined in good faith by the Board of Directors of the Company.

            (b) The method of valuation of securities subject to investment letter or other restrictions on free marketability shall be to make an appropriate discount from the market value determined as above in subparagraphs
(a)(i), (ii) or (iii) of this subsection to reflect the approximate fair market value thereof, as determined in good faith by the Board.

      4. Conversion Rights.

            (a) Conversion of Preferred Stock. Each share of Series B Convertible Preferred Stock shall be convertible, at the option of the holder thereof, at any time after the issuance of such share into that number of fully paid and nonassessable shares of Common Stock of the corporation described equal to one one-million-two-hundred-fifty-thousandth (1/1,250,000) of the outstanding shares of Common Stock of the Company then outstanding, after giving consideration to the shares issued as a result of the conversion and any other shares issued simultaneously or within sixty (60) days (looking forward and backward) of the date of conversion.

            (b) Procedures for Exercise of Conversion Rights. The holders of any shares of Series B Convertible Preferred Stock may exercise their conversion rights as to all such shares or any part thereof by delivering to the corporation during regular business hours, at the office of any transfer agent of the corporation for the Series B Convertible Preferred Stock, or at the principal office of the corporation or at such other place as may be designated by the corporation, the certificate or certificates for the shares to be converted, duly endorsed for transfer to the corporation (if required by the corporation), accompanied by written notice stating that the holder elects to convert such shares (except that no such written notice of election to the corporation shall be necessary in the event of an automatic conversion pursuant to section 4(a)). Conversion shall be deemed to have been effected on the date


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when such delivery is made, and such date is referred to herein as the
"Conversion Date." As promptly as practicable after the Conversion Date, the corporation shall issue and deliver to or upon the written order of such holder, at such office or other place designated by the corporation, a certificate or certificates for the number of full shares of Common Stock to which such holder is entitled and a check for cash with respect to any fractional interest in a share of Common Stock as provided in section 4(c) below. The holder shall be deemed to have become a shareholder of record on the Conversion Date. Upon conversion of only a portion of the number of shares of Series B Convertible Preferred Stock represented by a certificate surrendered for conversion, the corporation shall issue and deliver to or upon the written order of the holder of the certificate so surrendered for conversion, at the expense of the corporation, a new certificate covering the number of shares of Series B Convertible Preferred Stock representing the unconverted portion of the certificate so surrendered.

            (c) No Fractional Shares. No fractional shares of Common Stock or scrip shall be issued upon conversion of shares of Series B Convertible Preferred Stock. If more than one share of Series B Convertible Preferred Stock shall be surrendered for conversion at any one time by the same holder, the number of full shares of Common Stock issuable upon conversion thereof shall be computed on the basis of the aggregate number of shares of Series B Convertible Preferred Stock so surrendered. Instead of any fractional shares of Common Stock which would otherwise be issuable upon conversion of any shares of Series B Convertible Preferred Stock, the corporation shall pay a cash adjustment in respect of such fractional interest equal to the fair market value of such fractional interest as determined by the corporation's Board of Directors.

            (d) Payment of Taxes for Conversions. The corporation shall pay any and all issue and other taxes that may be payable in respect of any issue or delivery of shares of Common Stock on conversion pursuant hereto of Series B Convertible Preferred Stock. The corporation shall not, however, be required to pay any tax which may be payable in respect of any transfer involved in the issue and delivery of shares of Common Stock in a name other than that in which the shares of Series B Convertible Preferred Stock so converted were registered, and no such issue or delivery shall be made unless and until the person requesting such issue has paid to the corporation the amount of any such tax, or has established, to the satisfaction of the corporation, that such tax has been paid.

            (e) Reservation of Common Stock. The corporation shall at all times reserve and keep available, out of its authorized but unissued Common Stock, solely for the purpose of effecting the conversion of the Series B Convertible Preferred Stock, the full number of shares of Common Stock deliverable upon the conversion of all shares of all series of preferred stock from time to time outstanding.

            (f) Registration or Listing of Shares of Common Stock. If any shares of Common Stock to be reserved for the purpose of conversion of shares of Series B Convertible Preferred Stock require registration or listing with, or approval of, any governmental authority, stock exchange or other regulatory body under any federal or state law or regulation or otherwise, before such shares may be validly issued or delivered upon conversion, the corporation will in good faith and as expeditiously as possible endeavor to secure such registration, listing or approval, as the case may be.


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            (g) Status of Common Stock Issued Upon Conversion. All shares of
Common Stock which may be issued upon conversion of the shares of Series B Convertible Preferred Stock will upon issuance by the corporation be validly issued, fully paid and nonassessable and free from all taxes, liens and charges with respect to the issuance thereof.

            (h) Status of Converted Preferred Stock. In case any shares of Series B Convertible Preferred Stock shall be converted pursuant to this section 4, the shares so converted shall be canceled and shall not be issuable by the corporation.

      5. Adjustment of Conversion Price.

            (a) General Provisions. In case, at any time after the date hereof, of any capital reorganization, or any reclassification of the stock of the corporation (other than a change in par value or as a result of a stock dividend or subdivision, split-up or combination of shares), or the consolidation or merger of the corporation with or into another person (other than a consolidation or merger in which the corporation is the continuing entity and which does not result in any change in the Common Stock), or of the sale or other disposition of all or substantially all the properties and assets of the corporation as an entirety to any other person, the shares of Series B Convertible Preferred Stock shall, after such reorganization, reclassification, consolidation, merger, sale or other disposition, be convertible into the kind and number of shares of stock or other securities or property of the corporation or of the entity resulting from such consolidation or surviving such merger or to which such properties and assets shall have been sold or otherwise disposed to which such holder would have been entitled if immediately prior to such reorganization, reclassification, consolidation, merger, sale or other disposition it had converted its shares of Series B Convertible Preferred Stock into Common Stock. The provisions of this section 5(a) shall similarly apply to successive reorganizations, reclassifications, consolidations, mergers, sales or other dispositions.

            (b) No Impairment. The corporation will not, through any reorganization, transfer of assets, consolidation, merger, dissolution, issue or sale of securities or any other voluntary action, including amending this Certificate of Designation, avoid or seek to avoid the observance or performance of any of the terms to be observed or performed hereunder by the corporation, but will at all times in good faith assist in the carrying out of all the provisions of this section 5 and in the taking of all such action as may be necessary or appropriate in order to protect the conversion rights of the holders of Series B Convertible Preferred Stock against impairment. This provision shall not restrict the corporation from amending its Articles of Incorporation in accordance with the General Corporation Law of the State of Delaware and the terms hereof.

      7. Redemption. The Series B Convertible Preferred Stock shall not be redeemable.


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      8. Registration Rights. If the Company at any time proposes to register any of its securities under the Securities Act of 1933, including under an SB-2 Registration Statement or otherwise, it will each such time give written notice to all holders of its intention so to do. Upon the written request of a holder or holders of any such shares given within 30 days after receipt of any such notice, the Company will use its best efforts to cause the shares underlying the Conversion of the Series B Convertible Preferred Stock, to be registered with the securities which the Company at the time propose to register, all to the extent requisite to permit the sale or other disposition by the prospective Sellers of the Shares so registered; provided, however, that the Company may, as a condition precedent to its effective such registration, require each prospective seller to agree with the Company and the managing underwriter or underwriters of the offering to be made by the Company in connection with such registration that such seller will not sell any securities of the same class or convertible into the same class as those registered by the Company (including any class into which the securities registered by the Company are convertible) for such reasonable period after such registration becomes effective (not exceeding 90 days) as shall then be specified in writing by such underwriter or underwriters if in the opinion of such underwriter or underwriters the Company's offering would be materially adversely affected in the absence of such an agreement. All expenses incurred by the Company in complying with this section, including without limitation all registration and filing fees, listing fees, printing expenses, fees and disbursements of all independent accountants, or counsel for the Company and the expense of any special audits incident to or required by any such registration and the expenses of complying with the securities or blue sky laws of any jurisdiction shall be paid by the Company. Notwithstanding the foregoing, sellers shall pay all underwriting discounts or commissions with respect to shares sold by the sellers.

      9. Notices. Any notices required by the provisions of this Certificate of Designation to be given to the holders of shares of Series B Convertible Redeemable Preferred Stock shall be deemed given if deposited in the United States mail, postage prepaid, and addressed to each holder of record at its address appearing on the books of the Corporation.

      10. Voting Provisions. Each share of Series B Convertible Preferred Stock shall be entitled to the number of votes to which the holders thereof would be entitled if they converted their shares of Series B Convertible Preferred Stock at the time of voting in accordance with Section 4 hereof.

      IN WITNESS WHEREOF, the Company has caused this Certificate of Designation of Series B Convertible Preferred Stock to be duly executed by its President and attested to by its Secretary and has caused its corporate seal to be affixed hereto this 18th day of November, 2004.


By:   /s/ Vincent Rinehart
      -----------------------------------------
      Vincent Rinehart, Chief Executive Officer


By:   /s/ Veneranda V. Toleda
      -----------------------------------------
      Veneranda V. Toledo, Secretary


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